As filed with the Securities and Exchange Commission on June 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cheetah Mobile Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Building No. 11

Wandong Science and Technology Cultural Innovation Park

No.7 Sanjianfangnanli

Chaoyang District

Beijing 100024

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

2023 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas Jintao Ren

Chief Financial Officer

Cheetah Mobile Inc.

Building No. 11

Wandong Science and Technology Cultural

Innovation Park

No.7 Sanjianfangnanli

Chaoyang District

Beijing 100024

People’s Republic of China

+86-10-6292-7779

Steve Lin, Esq. Kirkland & Ellis International LLP 58th Floor, China World Tower A No.1 Jian Guo Men Wai Avenue Chaoyang District, Beijing, 100004 People’s Republic of China +86 10-5737-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.
Plan Information*

Item 2.
Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2023 Share Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference

The following documents previously filed by Cheetah Mobile Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)
The Registrant’s annual report on Form 20-F (File No. 001-36427) filed with the Commission on April 18, 2023, which includes audited financial statements for the year ended December 31, 2022; and

(b)
The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36427) filed with the Commission on April 25, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.
Description of Securities

Description of Class B Ordinary Shares

The Registrant has two classes of ordinary shares, the Class A ordinary shares and the Class B ordinary shares. The Class A ordinary shares are registered under Section 12 of the Exchange Act and the American depositary shares representing Class A ordinary shares are listed on the New York Stock Exchange under the symbol “CMCM.”

The Class B ordinary shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following is a description of the Class B ordinary shares.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares will at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A ordinary share is entitled to one vote on all matters subject to vote at general meetings of the Registrant, and each Class B ordinary share is entitled to ten votes on all matters subject to vote at general meetings of the Registrant.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of the Registrant, as permitted by the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and the memorandum and articles of association of the Registrant, or the M&AA. A special resolution will be required for important matters such as a change of name or making changes to the M&AA.

Dividend Rights

The holders of both Class A ordinary shares and Class B ordinary shares are entitled to such dividends as may be declared by the board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or the share premium account).

Conversion Rights

Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances.

Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a shareholder of the Registrant (a) to any person who is not an affiliate of such shareholder, or (b) to any person who is a competitor of the Registrant (as determined in accordance with the M&AA) in one or more privately negotiated transactions, such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share.

In addition, upon any sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the transfer or assignment of the voting power attached to such voting securities through voting proxy, power of attorney or otherwise, or the sale, transfer, assignment or disposition of all or substantially all of the assets of a shareholder of the Registrant holding Class B ordinary shares of the Registrant (a) to any person who is not an affiliate of such shareholder, or (b) to any person who is a competitor of the Registrant (as determined in accordance with the M&AA), all Class B ordinary shares held by such shareholder shall be automatically and immediately converted into the same number of Class A ordinary shares.

However, the following will not be deemed to be a sale, transfer, assignment or disposition of Class B ordinary shares: (1) the creation of any pledge, charge, encumbrance or other third party right on any Class B ordinary shares to secure a holder’s contractual or legal obligations, unless and until any such pledge, charge, encumbrance or third party right is enforced and results in the third party holding legal title to the related Class B ordinary shares, in which case all the related Class B ordinary shares will be automatically converted into the same number of Class A ordinary shares, and (2) any transfer, assignment or disposition of Class B ordinary share from (x) Core Pacific-Yamachi International (H.K.) Nominees Limited or any other trusts established for the benefit of participants in any share incentive plans established by the Registrant to (y) any such participant or to any affiliate of such participant.

Liquidation Rights

On a winding up of the Registrant, assets available for distribution among the holders of ordinary shares will be distributed among the holders of the Class A and Class B ordinary shares on a pro rata basis. If the assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the shareholders proportionately. The Registrant is a “limited liability” company incorporated under the Companies Act, and under the Companies Act, the liability of the shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. The M&AA contains a declaration that the liability of its shareholders is so limited.

Miscellaneous

Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights.

There is no classification of the board of directors, and there is no cumulative voting by shareholders of any class or series in the election of directors of the Registrant.

Provisions of M&AA Affecting Changes in Control

Dual Class Structure

The Registrant has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Each Class B ordinary share entitles the holder of record to ten votes for each share held, while each Class A ordinary share entitles the record holder to only one vote per share.

The Registrant’s dual class share structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that certain holders of Class B ordinary shares do not support, including actions that may have effected a change in control of the Registrant.

Issuance of preferred shares by the Board

Provisions of the M&AA may discourage, delay or prevent a change in control of the Registrant or management that shareholders may consider favorable, including provisions that authorize the board of directors to issue, without any further vote or action by the shareholders, preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights, and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class A and Class B ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Registrant or make removal of management more difficult.

Foreign Restrictions on Holding of Class B Ordinary Shares

The Registrant is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Registrant levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands. Additionally, upon payments of dividends by the Registrant to its shareholders, no Cayman Islands withholding tax will be imposed.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the M&AA of the Registrant.

The Cayman Islands is not a party to any double tax treaties which are applicable to any payments made by or to the Registrant.

Item 5.
Interests of Named Experts and Counsel

Not applicable.

Item 6.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The M&AA provide that the Registrant shall indemnify each of its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-194996), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.
Exemption from Registration Claimed

Not applicable.

Item 8.
Exhibits

See the Index to Exhibits attached hereto.

Item 9.
Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement on Form F-1 (file no. 333-194996) filed with the Commission on April 22, 2014)

4.2

Registrant’s specimen certificate for Class A ordinary shares (incorporated by reference to Exhibit 4.2 to the registration statement on Form F-1 (file no. 333-194996) filed with the Commission on April 22, 2014)

4.3

Deposit agreement dated May 7, 2014 among the Registrant, the depositary and owners and holders of the American depositary shares (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-8 (file no. 333-199577) filed with the Commission on October 24, 2014)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares and Class B Ordinary Shares being registered

10.1	2023 Share Incentive Plan (incorporated by reference to Exhibit 4.4 to the annual report on Form 20-F (file no. 001-36427) filed with the Commission on April 18, 2023)

23.1*	Consent of Ernst & Young Hua Ming LLP

23.2*	Consent of Marcum Asia CPAs LLP

23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 6, 2023.

Cheetah Mobile Inc.

By:	/s/ Sheng Fu
Name: Sheng Fu
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Sheng Fu and Thomas Jintao Ren, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on June 6, 2023.

Signature	Title

/s/ Sheng Fu	Chief Executive Officer and Director
Sheng Fu	(Principal Executive Officer)

/s/ Thomas Jintao Ren	Chief Financial Officer and Director
Thomas Jintao Ren	(Principal Financial and Accounting Officer)

/s/ Tao Zou	Director
Tao Zou

/s/ Ning Zhang	Director
Ning Zhang

/s/ Yi Ma	Director
Yi Ma

/s/ Yun Zhang	Director
Yun Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Cheetah Mobile Inc. has signed this registration statement or amendment thereto in New York, New York on June 6, 2023.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name: Collen A. De Vries
Title: Senior Vice President